UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2013

AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard, Clearwater, Florida 33760
(Address of principal executive offices) (Zip Code)

(727) 451-9510
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 11, 2013, eDiets.com, Inc. (“eDiets”), a wholly owned subsidiary of As Seen On TV, Inc. (the "Company"), completed the previously announced sale to Chefs Diet National Co., LLC (“Chef’s Diet”), a subsidiary of Chef’s Diet Corp., of certain assets relating to the eDiets meal delivery business.

The disposed assets consist primarily of a customer database of active and inactive eDiets customers. In addition, eDiets granted Chef’s Diet a perpetual royalty-free license to content and certain other intellectual property used in connection with the eDiets meal delivery business. The base purchase price of $1.1 million consists of an initial cash payment of $200,000, plus deferred cash payments totaling $900,000 payable as follows: (i) eight quarterly payments beginning January 1, 2014 in an amount equal to the greater of $56,250 or seven percent of adjusted gross revenue for the immediately preceding period, and (ii) eight quarterly payments beginning January 1, 2016 in an amount equal to the greater of $56,250 or five percent of adjusted gross revenue for the immediately preceding period. In addition, Chef’s Diet will make up to four quarterly bonus payments of up to $50,000 each if it meets certain customer acquisition and retention targets.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase and Revenue Sharing Agreement dated August 23, 1013 between eDiets and Chef’s Diet, a copy of which is Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on August 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

As Seen On TV, Inc.

	By:	/s/ Ronald C. Pruett, Jr.
Ronald C. Pruett, Jr.
Chief Executive Officer

Date: October 11, 2013

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